Exhibit 99.1

PDL BioPharma Announces Upcoming Changes to its Board of Directors

Director Elizabeth O’Farrell Named Chairperson of the Board

Chairperson Dr. Harold E. Selick to Retire from Board by Year-End

Director Paul Sandman to Retire at 2020 Annual Meeting

Board to be Reduced to Six Directors Following 2020 Annual Meeting

INCLINE VILLAGE, Nev., Dec. 19, 2019 - PDL BioPharma, Inc. ("PDL" or the "Company") (Nasdaq: PDLI) today announced upcoming changes to the Company’s Board of Directors.

Elizabeth O’Farrell, a current independent director and the former Chief Procurement Officer at Eli Lilly and Company, has been named Chairperson of the Board, effective January 1, 2020. This follows the decision by Dr. Harold E. “Barry” Selick to retire from the Company’s Board at the end of the year due to his obligations as Vice Chancellor at the University of California, San Francisco. Additionally, Paul Sandman will not stand for reelection and will retire from the Board at PDL’s 2020 Annual Meeting of Stockholders. The Company intends to reduce the size of its Board following each retirement. After PDL’s 2020 Annual Meeting, the Board will be comprised of six directors.

Ms. O’Farrell said, “I am excited to serve as Chairperson at this critical time in PDL’s history and look forward to working with my fellow directors and the management team to unlock the value of our portfolio for our shareholders. We believe these changes are another step in the process as the Board will be more appropriately sized for our value maximization process. On behalf of the Board, I would like to thank Barry and Paul for their long service to PDL and much valued contributions. We wish them all the best going forward.”

Ms. O’Farrell joined PDL’s Board in June 2018 after retiring from a 24-year career with Eli Lilly. In addition to her most recent role at Eli Lilly, Ms. O’Farrell advanced through various executive management positions, including; Chief Financial Officer, Lilly USA; Chief Financial Officer, Lilly Canada and General Auditor. Ms. O’Farrell holds a B.S. in accounting with honors and an MBA in management information systems, both from Indiana University.

Dr. Selick said, “It has been an honor to serve as PDL’s Chairperson. I am very proud of our Company’s accomplishments throughout its history. PDL has made possible transformative scientific innovations and the development of life-changing therapies. I am completely aligned with the recent actions taken by the Company and have every confidence in the Board and management team’s ability to maximize the value of PDL’s assets for our shareholders.”

In conjunction with these changes to PDL’s Board, Elizabeth O’Farrell and Shlomo Yanai have been appointed chairpersons of the Compensation Committee and Nominating and Governance Committee, respectively. In addition, Natasha Hernday will join both the Compensation Committee and the Nominating and Governance Committee. All these appointments are effective January 1, 2020.

About PDL BioPharma, Inc.

Throughout its history, PDL's mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma.

As of December 2019, PDL has ceased to make additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to shareholders.

For more information please visit www.pdl.com.

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. The Company is subject to risks and uncertainties described in the Company's annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis and expectations only as of the date of this press release. Except as required by law, the Company undertakes no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors
Dominique Monnet
PDL BioPharma President & CEO
775-832-8500
Dominique.Monnet@pdl.com

LHA Investor Relations
Jody Cain, SVP
310-691-7100
jcain@lhai.com

Okapi Partners
Mark Harnett
212-297-0720

Media
Reevemark
Renée Soto / Hugh Burns / Nicholas Leasure
212-433-4600